NEWS

Charter Announces Fourth Quarter 2019 Results

Stamford, Connecticut - January 31, 2020 - Charter Communications, Inc. (along with its subsidiaries, the “Company” or “Charter”) today reported financial and operating results for the three and twelve months ended December 31, 2019.

Key highlights:

•
Fourth quarter total residential and SMB customer relationships increased by 268,000, compared to 248,000 during the fourth quarter of 2018. Fourth quarter total residential and SMB Internet customers increased by 339,000, compared to 329,000 during the fourth quarter of 2018.

•
During the year ended December 31, 2019, total residential and SMB customer relationships grew by 1.1 million, or 4.0% to 29.2 million, and total residential and SMB Internet customers grew by 1.4 million, or 5.6% to 26.7 million.

•	Charter added 288,000 Spectrum MobileTM lines in the fourth quarter and as of December 31, 2019, Charter served a total of 1.1 million mobile lines, with 948,000 mobile lines added in 2019.

•	Fourth quarter revenue of $11.8 billion grew by 4.7% year-over-year, driven by residential revenue growth of 5.7%, mobile revenue growth of $147 million and SMB revenue growth of 6.3%.

•	Fourth quarter Adjusted EBITDA[1] of $4.5 billion grew by 8.8% year-over-year, while fourth quarter cable Adjusted EBITDA[1] of $4.7 billion grew by 8.9% year-over-year.

•
For the year ended December 31, 2019, revenue of $45.8 billion increased by 4.9% year-over-year. Full year 2019 Adjusted EBITDA totaled $16.9 billion, 5.0% higher than in 2018, while cable Adjusted EBITDA of $17.4 billion grew by 6.6% year-over-year.

•
Net income attributable to Charter shareholders totaled $714 million in the fourth quarter, compared to $296 million during the same period last year. For the year ended December 31, 2019, net income attributable to Charter shareholders totaled $1.7 billion, compared to $1.2 billion in 2018.

•
Fourth quarter capital expenditures totaled $2.3 billion and included $151 million of mobile-related capital expenditures. For the year ended December 31, 2019, capital expenditures totaled $7.2 billion, down from $9.1 billion in 2018, and included $432 million of mobile-related capital expenditures.

•	For the year 2019, consolidated free cash flow[1] totaled $4.6 billion, compared to $2.2 billion in 2018. Cable free cash flow[1] totaled $5.8 billion for the full year 2019, versus $2.8 billion in 2018.

•
During the fourth quarter, Charter purchased approximately 5.6 million shares of Charter Class A common stock and Charter Communications Holdings, LLC ("Charter Holdings") common units for approximately $2.6 billion. For the year ended December 31, 2019, Charter purchased 19.0 million shares of Charter Class A common stock and Charter Holdings common units for approximately $7.6 billion.

"Our operating strategy continues to deliver strong results and in 2019, we created over 1.1 million new customer relationships, substantially more than in 2018. And we added over 1.4 million new Internet customers, also more than in 2018," said Tom Rutledge, Chairman and CEO of Charter Communications. "As we look to 2020, we remain focused on driving customer growth by offering superior services and value to our customers, improving the efficiency of our operations, and delivering sustainable free cash flow growth, by driving EBITDA growth, while reducing capital intensity."

1.
Adjusted EBITDA, cable Adjusted EBITDA, free cash flow and cable free cash flow are non-GAAP measures defined in the “Use of Adjusted EBITDA and Free Cash Flow Information” section and are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the addendum of this news release.

Key Operating Results

	Approximate as of
	December 31, 2019 (a)	December 31, 2018 (a)	Y/Y Change
Footprint (b)
Estimated Passings	52,154	51,185	1.9%

Penetration Statistics (c)
Total Customer Relationship Penetration of Estimated Passings	56.1%	54.9%	1.2 ppts

Customer Relationships (d)
Residential	27,277	26,270	3.8%
Small and Medium Business	1,958	1,833	6.8%
Total Customer Relationships	29,235	28,103	4.0%

Quarterly Net Additions (Losses)
Residential	240	207	16.2%
Small and Medium Business	28	41	(33.3)%
Total Customer Relationships	268	248	8.1%

Residential
Primary Service Units ("PSUs")
Video	15,620	16,104	(3.0)%
Internet	24,908	23,625	5.4%
Voice	9,443	10,135	(6.8)%

Quarterly Net Additions (Losses)
Video	(105)	(36)	(184.9)%
Internet	313	289	8.1%
Voice	(152)	(83)	(83.9)%

Single Play (e)	11,741	10,928	7.4%
Double Play (e)	8,377	7,097	18.0%
Triple Play (e)	7,159	8,245	(13.2)%

Single Play Penetration (f)	43.0%	41.6%	1.4 ppts
Double Play Penetration (f)	30.7%	27.0%	3.7 ppts
Triple Play Penetration (f)	26.2%	31.4%	(5.2) ppts

% Residential Non-Video Customer Relationships	42.7%	38.7%	4.0 ppts

Monthly Residential Revenue per Residential Customer (g)	$113.79	$111.78	1.8%

Small and Medium Business
PSUs
Video	524	502	4.4%
Internet	1,756	1,634	7.5%
Voice	1,144	1,051	8.8%

Quarterly Net Additions (Losses)
Video	4	14	(71.7)%
Internet	26	40	(32.2)%
Voice	24	27	(14.2)%

Monthly Small and Medium Business Revenue per Customer (h)	$169.06	$170.62	(0.9)%

Mobile Lines
Residential and Small and Medium Business Mobile Lines	1,082	134	713.3%
Net Additions (Losses)	288	113	156.0%

Enterprise PSUs (i)
Enterprise PSUs	267	248	7.6%
Net Additions (Losses)	3	5	(40.5)%
Footnotes
In thousands, except per customer and penetration data. See footnotes to unaudited summary of operating statistics on page 5 of the addendum of this news release. The footnotes contain important disclosures regarding the definitions used for these operating statistics.

All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

During the fourth quarter of 2019, Charter's residential customer relationships grew by 240,000, while fourth quarter 2018 residential customer relationships grew by 207,000. As of December 31, 2019, Charter had 27.3 million residential customer relationships, with year-over-year growth of 1.0 million, or 3.8%.

Charter added 313,000 residential Internet customers in the fourth quarter of 2019, versus fourth quarter 2018 residential Internet customer net additions of 289,000. As of December 31, 2019, Charter had 24.9 million residential Internet customers, with 85% subscribing to tiers that provided 100 Mbps or more of speed. Over the course of 2019, Charter doubled minimum Internet speeds in a number of markets at no additional cost to new and existing Spectrum Internet® customers. Currently, 200 Mbps is the slowest speed offered to new Internet customers in approximately 60% of Charter's footprint, with 100 Mbps the slowest speed offered in the remaining 40% of its footprint.

Residential video customers decreased by 105,000 in the fourth quarter of 2019, while fourth quarter 2018 residential video customers decreased by 36,000. As of December 31, 2019, Charter had 15.6 million residential video customers.

During the fourth quarter of 2019, residential wireline voice customers declined by 152,000, while fourth quarter 2018 voice customers declined by 83,000. As of December 31, 2019, Charter had 9.4 million residential wireline voice customers.

Fourth quarter 2019 residential revenue per residential customer (excluding mobile) totaled $113.79, and grew by 1.8% compared to the prior year period, given promotional rate step-ups, rate adjustments and a lower rate of customers migrating to Spectrum pricing and packaging, partly offset by a higher percentage of non-video customers, a higher mix of streaming and lighter video packages within Charter's video customer base and lower pay-per-view and video on demand revenue.

During the fourth quarter of 2019, Charter added 288,000 mobile lines, and as of December 31, 2019, Charter served a total of 1.1 million mobile lines. Spectrum Mobile is available to all new and existing Spectrum Internet customers and runs on America's most awarded LTE network combined with Spectrum WiFi. Spectrum Mobile customers can choose one of two simple ways to pay for data, "Unlimited" for $45 a month (per line), or "By the Gig" at $14/GB, in both cases including applicable fees and taxes.

SMB customer relationships grew by 28,000 during the fourth quarter of 2019, compared to growth of 41,000 during the fourth quarter of 2018. As of December 31, 2019, Charter had 2.0 million SMB customer relationships, with year-over-year growth of 6.8%. Enterprise PSUs grew by 3,000 during the fourth quarter of 2019 compared to growth of 5,000 during the fourth quarter of 2018. As of December 31, 2019, Charter had 267,000 enterprise PSUs, with growth of 7.6% year-over-year.

Fourth Quarter Financial Results

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended December 31,
	2019	2018	% Change
REVENUES:
Video	$4,473	$4,361	2.6%
Internet	4,345	3,895	11.5%
Voice	450	515	(12.5)%
Residential revenue	9,268	8,771	5.7%
Small and medium business	986	928	6.3%
Enterprise	617	647	(4.5)%
Commercial revenue	1,603	1,575	1.8%
Advertising sales	434	562	(22.7)%
Mobile	236	89	163.7%
Other	220	234	(6.6)%
Total Revenue	11,761	11,231	4.7%

COSTS AND EXPENSES:
Cable operating costs and expenses	6,860	6,856	—%
Mobile operating costs and expenses	372	211	75.9%
Total operating costs and expenses	7,232	7,067	2.3%

Adjusted EBITDA	$4,529	$4,164	8.8%

Adjusted EBITDA margin	38.5%	37.1%

Cable Adjusted EBITDA	$4,665	$4,286	8.9%
Cable Adjusted EBITDA margin	40.5%	38.5%

Capital Expenditures	$2,282	$2,433
% Total Revenue	19.4%	21.7%

Cable Capital Expenditures	$2,131	$2,327
% Total Cable Revenue	18.5%	20.9%

Net income attributable to Charter shareholders	$714	$296
Earnings per common share attributable to Charter shareholders:
Basic	$3.36	$1.31
Diluted	$3.28	$1.29

Net cash flows from operating activities	$3,358	$3,168
Free cash flow	$1,580	$885
Cable free cash flow	$1,897	$1,189

Revenues

Fourth quarter revenue increased by 4.7% year-over-year to $11.8 billion, driven by growth in Internet, mobile, video and SMB revenue. Excluding mobile revenue and advertising revenue, which benefited from political spend in the fourth quarter of 2018, revenue grew by 4.8% year-over-year.

Video revenue totaled $4.5 billion in the fourth quarter, an increase of 2.6% compared to the prior year period. Video revenue growth was driven by rate adjustments and promotional rolloff, partly offset by a decline in video customers during the last year, a higher mix of streaming and lighter video packages within Charter's video customer base and lower pay-per-view and video on demand revenue.

Internet revenue grew by 11.5%, compared to the year-ago quarter, to $4.3 billion, driven by growth in Internet customers during the last year, promotional rolloff and rate adjustments.

Voice revenue totaled $450 million in the fourth quarter, a decrease of 12.5% compared to the fourth quarter of 2018, driven by a decline in wireline voice customers over the last twelve months and value-based pricing.

Commercial revenue increased to $1.6 billion, an increase of 1.8% over the prior year period, driven by SMB revenue growth of 6.3%, partly offset by a decline in enterprise revenue of 4.5%. Fourth quarter commercial revenue was impacted by Charter's sale of Navisite, its managed cloud services business within Spectrum Enterprise, in the third quarter of 2019. Excluding Navisite revenue from the fourth quarter of 2018, commercial and enterprise revenue grew by 4.3% and 1.3% over the prior year period, respectively.

Fourth quarter advertising sales revenue of $434 million declined by 22.7% compared to the year-ago quarter, driven by lower political revenue. Excluding political revenue in both periods, advertising sales revenue grew by 4.6% year-over-year.

Fourth quarter mobile revenue totaled $236 million, an increase of $147 million year-over-year.

Other revenue totaled $220 million in the fourth quarter, a decrease of 6.6% year-over-year, driven by lower processing fees and home shopping revenue, partly offset by video customer premise equipment ("CPE") sold to customers.

Operating Costs and Expenses

Fourth quarter total operating costs and expenses increased by $165 million, or 2.3% year-over-year, but were in-line with the prior year quarter when excluding fourth quarter mobile costs.

Fourth quarter programming costs increased by $17 million, or 0.6% as compared to the fourth quarter of 2018, reflecting contractual programming increases and renewals, partly offset by lower video customers, a higher mix of streaming and lighter video packages within Charter's video customer base and lower pay-per-view expenses.

Regulatory, connectivity and produced content expenses increased by $25 million, or 4.3% year-over-year, primarily driven by video CPE sold to customers and original programming costs.

Costs to service customers decreased by $41 million, or 2.3% year-over-year, despite year-over-year residential and SMB customer growth of 4.0%. The year-over-year decrease in costs to service customers was primarily driven by lower service transactions per customer and lower churn.

Marketing expenses increased by $16 million, or 2.1% year-over-year.

Other expenses decreased by $13 million, or 1.4% as compared to the fourth quarter of 2018 primarily driven by lower advertising sales costs and the sale of Navisite.

Fourth quarter mobile costs totaled $372 million, an increase of $161 million year-over-year, and were comprised of device costs, customer acquisition costs, and service and operating costs.

Adjusted EBITDA

Fourth quarter Adjusted EBITDA of $4.5 billion grew by 8.8% year-over-year, reflecting growth in revenue and operating expenses of 4.7% and 2.3%, respectively. Fourth quarter cable Adjusted EBITDA grew by 8.9% year-over-year reflecting cable revenue growth of 3.4% and cable operating expenses that were in-line with the prior year.

Net Income Attributable to Charter Shareholders

Net income attributable to Charter shareholders totaled $714 million in the fourth quarter of 2019, compared to $296 million in the fourth quarter of 2018. The year-over-year increase in net income attributable to Charter shareholders was primarily driven by higher Adjusted EBITDA, a non-cash loss on financial instruments in the prior year period versus a gain in the current year period and lower other operating expenses, net.

Net income per basic common share attributable to Charter shareholders totaled $3.36 in the fourth quarter of 2019 compared to $1.31 during the same period last year. The increase was primarily the result of the factors described above in addition to a 6.3% decrease in weighted average common shares outstanding versus the prior year period.

Capital Expenditures

Property, plant and equipment expenditures totaled $2.3 billion in the fourth quarter of 2019, compared to $2.4 billion during the fourth quarter of 2018, primarily driven by declines in CPE and scalable infrastructure spending. The decrease in CPE spending was primarily driven by a higher mix of boxless video outlets, lower video gross additions, a decline in the pace of migration of Legacy TWC and Legacy Bright House customers to Spectrum pricing and packaging, increasing customer self-installations and the completion of Charter's all-digital initiative in 2018. The year-over-year decrease in scalable infrastructure spending was primarily driven by the completion of the rollout of DOCSIS 3.1 technology in 2018 and the associated bandwidth benefit in 2019. Fourth quarter capital expenditures included $151 million of mobile costs, most of which were included in support capital.

Cash Flow and Free Cash Flow

During the fourth quarter of 2019, net cash flows from operating activities totaled $3.4 billion, compared to $3.2 billion in the prior year quarter. The year-over-year increase in net cash flows from operating activities was primarily due to higher Adjusted EBITDA.

Consolidated free cash flow for the fourth quarter of 2019 totaled $1.6 billion, compared to $885 million during the same period last year. Cable free cash flow for the fourth quarter of 2019 totaled $1.9 billion, compared to $1.2 billion during the same period last year. The year-over-year increases in consolidated free cash flow and cable free cash flow were driven by an increase in accrued expenses related to capital expenditures, a decline in capital expenditures and an increase in net cash flows from operating activities.

Liquidity & Financing

As of December 31, 2019, total principal amount of debt was $78.4 billion and Charter's credit facilities provided approximately $4.7 billion of additional liquidity in excess of Charter's $3.5 billion cash position.

In October 2019, CCO Holdings, LLC ("CCO Holdings") and CCO Holdings Capital Corp. issued $1.35 billion of 4.750% senior unsecured notes due 2030. The net proceeds were used to finance a tender offer and subsequent call of $500 million aggregate principal amount of CCO Holdings' outstanding 5.250% senior notes due 2021 and $850 million aggregate principal amount of CCO Holdings' outstanding 5.750% senior notes due 2024. An additional $500 million and $1.2 billion of the same 4.750% senior unsecured notes due 2030 were issued in late October and December, respectively. The proceeds were or will be used for general corporate purposes, including to fund buybacks of Charter Class A common stock and/or Charter Holdings common units and to repay certain indebtedness.

In October 2019, Charter Communications Operating, LLC ("Charter Operating") and Charter Communications Operating Capital Corp. issued $1.5 billion of 4.800% senior secured notes due 2050. In

December, an additional $1.3 billion of the same 4.800% senior secured notes due 2050 were issued. The proceeds were or will be used for general corporate purposes, including to fund buybacks of Charter Class A common stock and/or Charter Holdings common units and to repay certain indebtedness.

In October 2019, Charter Operating repriced $4.5 billion of revolver and $4.0 billion of term loan A to LIBOR plus 125 basis points (from 150 basis points) and its existing term loan B to LIBOR plus 175 basis points (from 200 basis points). In addition, $4.5 billion of the revolver and $4.0 billion of term loan A maturities were extended to 2025 (from 2023 and 2024) and $3.8 billion of term loan B maturities were extended to 2027 (from 2025).

Share Repurchases

During the three months ended December 31, 2019, Charter purchased approximately 5.6 million shares of Charter Class A common stock and Charter Holdings common units for approximately $2.6 billion.

Year to Date Financial Results

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Year Ended December 31,
	2019	2018	% Change
REVENUES:
Video	$17,607	$17,348	1.5%
Internet	16,667	15,181	9.8%
Voice	1,920	2,114	(9.1)%
Residential revenue	36,194	34,643	4.5%
Small and medium business	3,868	3,665	5.6%
Enterprise	2,556	2,528	1.1%
Commercial revenue	6,424	6,193	3.7%
Advertising sales	1,568	1,785	(12.1)%
Mobile	726	106	NM
Other	852	907	(6.2)%
Total Revenue	45,764	43,634	4.9%

COSTS AND EXPENSES:
Cable operating costs and expenses	27,663	27,229	1.6%
Mobile operating costs and expenses	1,246	346	NM
Total operating costs and expenses	28,909	27,575	4.8%

Adjusted EBITDA	$16,855	$16,059	5.0%

Adjusted EBITDA margin	36.8%	36.8%

Cable Adjusted EBITDA	$17,375	$16,299	6.6%
Cable Adjusted EBITDA margin	38.6%	37.4%

Capital Expenditures	$7,195	$9,125
% Total Revenue	15.7%	20.9%

Cable Capital Expenditures	$6,763	$8,883
% Total Cable Revenue	15.0%	20.4%

Net income attributable to Charter shareholders	$1,668	$1,230
Earnings per common share attributable to Charter shareholders:
Basic	$7.60	$5.29
Diluted	$7.45	$5.22

Net cash flows from operating activities	$11,748	$11,767
Free cash flow	$4,608	$2,172
Cable free cash flow	$5,769	$2,766

Revenue

For the year ended December 31, 2019, revenues increased to $45.8 billion, 4.9% higher than in 2018 driven by growth in Internet, mobile, video and commercial revenue. Excluding mobile revenue and advertising revenue, which benefited from political spend in 2018, revenue grew by 4.1% year-over-year.

Operating Costs and Expenses

Operating costs and expenses totaled $28.9 billion in 2019, an increase of $1.3 billion, or 4.8% compared to the year ended December 31, 2018, primarily driven by increases in mobile, programming, other expenses and regulatory, connectivity and produced content expenses, and grew by 1.6% year-over-year when excluding mobile costs.

Adjusted EBITDA

Adjusted EBITDA totaled $16.9 billion for the year ended December 31, 2019, an increase of 5.0% compared to 2018, reflecting growth in revenue and operating expenses of 4.9% and 4.8%, respectively. For the year ended December 31, 2019, cable Adjusted EBITDA grew by 6.6% year-over-year reflecting growth in cable revenue and cable operating expenses of 3.5% and 1.6%, respectively.

Net Income Attributable to Charter Shareholders

Net income attributable to Charter shareholders totaled $1.7 billion for the year ended December 31, 2019, compared to $1.2 billion in 2018. The year-over-year increase in net income was primarily driven by higher Adjusted EBITDA and lower depreciation and amortization expense, partly offset by higher pension costs, income tax expense and interest expense.

Net income per basic common share attributable to Charter shareholders totaled $7.60 for the year ended December 31, 2019, compared to $5.29 during the same period last year. The increase was primarily the result of the factors described above in addition to a 5.5% decrease in weighted average common shares outstanding versus the prior year period.

Capital Expenditures

Capital expenditures totaled $7.2 billion for the year ended December 31, 2019, compared to $9.1 billion in 2018. The decrease was primarily driven by declines in CPE and scalable infrastructure spending. For the full year 2019, mobile capital expenditures totaled $432 million versus $242 million for the full year 2018.

Charter currently expects 2020 cable capital expenditures to decline as a percentage of cable revenue versus 2019.

Cash Flow & Free Cash Flow

For the year ended December 31, 2019, net cash flows from operating activities totaled $11.7 billion, in-line with the prior year. Net cash flows from operating activities were positively impacted by higher Adjusted EBITDA in 2019 versus 2018, offset by a higher unfavorable change in working capital.

Free cash flow for the year ended December 31, 2019 was $4.6 billion, compared to $2.2 billion during the same period last year primarily driven by lower capital expenditures. Cable free cash flow for the year ended December 31, 2019 totaled $5.8 billion, compared to $2.8 billion in 2018.

Share Repurchases

For the year ended December 31, 2019, Charter purchased approximately 19.0 million shares of Charter Class A common stock and Charter Holdings common units for approximately $7.6 billion.

Conference Call

Charter will host a conference call on Friday, January 31, 2020 at 8:30 a.m. Eastern Time (ET) related to the contents of this release.

The conference call will be webcast live via the Company's investor relations website at ir.charter.com. The call will be archived under the "Financial Information" section two hours after completion of the call. Participants should go to the webcast link no later than 10 minutes prior to the start time to register.

Those participating via telephone should dial 866-919-0894 no later than 10 minutes prior to the call. International participants should dial 706-679-9379. The conference ID code for the call is 9162126.

A replay of the call will be available at 855-859-2056 or 404-537-3406 beginning two hours after the completion of the call through the end of business on February 14, 2020. The conference ID code for the replay is 9162126.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2019, which will be posted on the “Financial Information” section of our investor relations website at ir.charter.com, when it is filed with the Securities and Exchange Commission (the "SEC"). A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data will also be available in the “Financial Information” section.

Use of Adjusted EBITDA and Free Cash Flow Information

The company uses certain measures that are not defined by U.S. generally accepted accounting principles ("GAAP") to evaluate various aspects of its business. Adjusted EBITDA and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net income attributable to Charter shareholders and net cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA and free cash flow are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the Addendum to this release.

Adjusted EBITDA is defined as net income attributable to Charter shareholders plus net income attributable to noncontrolling interest, net interest expense, income taxes, depreciation and amortization, stock compensation expense, loss on extinguishment of debt, (gain) loss on financial instruments, net, other pension (benefits) costs, net, other (income) expense, net and other operating (income) expenses, such as special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company's businesses as well as other non-cash or special items, and is unaffected by the Company's capital structure or investment activities. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. These costs are evaluated through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less capital expenditures and changes in accrued expenses related to capital expenditures.

Management and Charter's board of directors use Adjusted EBITDA and free cash flow to assess Charter's performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under the Company's credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the the SEC). For the purpose of calculating compliance with leverage covenants, the Company uses Adjusted EBITDA, as presented, excluding certain expenses paid by its operating subsidiaries to other Charter entities. The Company's debt covenants refer to these expenses as management fees, which were $301 million and $274 million for the three months ended December 31, 2019 and 2018, respectively, and were $1.2 billion and $1.1 billion for the years ended December 31, 2019 and 2018, respectively.

Cable Adjusted EBITDA is defined as Adjusted EBITDA less mobile revenues plus mobile operating costs and expenses. Cable free cash flow is defined as free cash flow plus mobile net cash outflows from operating activities and mobile capital expenditures. Management and Charter’s board of directors use cable Adjusted EBITDA and cable free cash flow to provide management and investors a more meaningful year-over-year perspective on the financial and operational performance and trends of our core cable business without the impact of the revenue, costs and capital expenditures in the initial funding period to grow a new product line as well as the negative working capital impacts from the timing of device-related cash flows when we provide the handset or tablet to customers pursuant to equipment installment plans.

About Charter

Charter Communications, Inc. (NASDAQ:CHTR) is a leading broadband communications company and the second largest cable operator in the United States. Charter provides a full range of advanced residential broadband services, including Spectrum TV® programming, Spectrum Internet®, Spectrum Voice®, and Spectrum Mobile™. Under the Spectrum Business® brand, Charter provides scalable, and cost-effective broadband communications solutions to small and medium-sized business organizations, including Internet access, business telephone, and TV services. Through the Spectrum Enterprise brand, Charter is a national provider of scalable, fiber-based technology solutions serving many of America's largest businesses and communications service providers. Charter's advertising sales and production services are sold under the Spectrum Reach® brand. Charter's news and sports networks are operated under the Spectrum Networks brand. More information about Charter can be found at newsroom.charter.com.

# # #

Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under “Risk Factors” from time to time in our filings with the SEC. Many of the forward-looking statements contained in this communication may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” "initiatives," “seek,” “would,” “could,” “continue,” “ongoing,” “upside,” “increases,” "focused on" and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this communication are set forth in our annual report on Form 10-K, and in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•
our ability to sustain and grow revenues and cash flow from operations by offering video, Internet, voice, mobile, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our service areas and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures;

•
the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite ("DBS") operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, fiber to the home providers and providers of video content over broadband Internet connections;

•	our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);

•	our ability to develop and deploy new products and technologies including mobile products and any other consumer services and service platforms;

•	any events that disrupt our networks, information systems or properties and impair our operating activities or our reputation;

•
the effects of governmental regulation on our business including costs, disruptions and possible limitations on operating flexibility related to, and our ability to comply with, regulatory conditions applicable to us as a result of the Time Warner Cable Inc. and Bright House Networks, LLC Transactions;

•	general business conditions, economic uncertainty or downturn, unemployment levels and the level of activity in the housing sector;

•	the ability to retain and hire key personnel;

•
the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and

•
our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this communication.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended December 31,			Year Ended December 31,
	2019	2018	% Change	2019	2018	% Change
REVENUES:
Video	$4,473	$4,361	2.6%	$17,607	$17,348	1.5%
Internet	4,345	3,895	11.5%	16,667	15,181	9.8%
Voice	450	515	(12.5)%	1,920	2,114	(9.1)%
Residential revenue	9,268	8,771	5.7%	36,194	34,643	4.5%
Small and medium business	986	928	6.3%	3,868	3,665	5.6%
Enterprise	617	647	(4.5)%	2,556	2,528	1.1%
Commercial revenue	1,603	1,575	1.8%	6,424	6,193	3.7%
Advertising sales	434	562	(22.7)%	1,568	1,785	(12.1)%
Mobile	236	89	163.7%	726	106	NM
Other	220	234	(6.6)%	852	907	(6.2)%
Total Revenue	11,761	11,231	4.7%	45,764	43,634	4.9%
COSTS AND EXPENSES:
Programming	2,808	2,791	0.6%	11,290	11,124	1.5%
Regulatory, connectivity and produced content	596	571	4.3%	2,366	2,210	7.1%
Costs to service customers	1,794	1,835	(2.3)%	7,277	7,327	(0.7)%
Marketing	748	732	2.1%	3,044	3,042	0.1%
Mobile	372	211	75.9%	1,246	346	NM
Other expense	914	927	(1.4)%	3,686	3,526	4.5%
Total operating costs and expenses (exclusive of items shown separately below)	7,232	7,067	2.3%	28,909	27,575	4.8%
Adjusted EBITDA	4,529	4,164	8.8%	16,855	16,059	5.0%
Adjusted EBITDA margin	38.5%	37.1%		36.8%	36.8%
Depreciation and amortization	2,461	2,534		9,926	10,318
Stock compensation expense	77	72		315	285
Other operating expenses, net	32	119		103	235
Income from operations	1,959	1,439		6,511	5,221
OTHER INCOME (EXPENSES):
Interest expense, net	(964)	(910)		(3,797)	(3,540)
Loss on extinguishment of debt	(25)	—		(25)	—
Gain (loss) on financial instruments, net	62	(110)		(54)	(110)
Other pension benefits (costs), net	(96)	(55)		(69)	192
Other expense, net	(4)	(2)		(135)	(77)
	(1,027)	(1,077)		(4,080)	(3,535)
Income before income taxes	932	362		2,431	1,686
Income tax expense	(110)	(2)		(439)	(180)
Consolidated net income	822	360		1,992	1,506
Less: Net income attributable to noncontrolling interests	(108)	(64)		(324)	(276)
Net income attributable to Charter shareholders	$714	$296		$1,668	$1,230
EARNINGS PER COMMON SHARE
ATTRIBUTABLE TO CHARTER SHAREHOLDERS:
Basic	$3.36	$1.31		$7.60	$5.29
Diluted	$3.28	$1.29		$7.45	$5.22
Weighted average common shares outstanding, basic	212,648,072	227,005,966		219,506,735	232,356,665
Weighted average common shares outstanding, diluted	217,778,099	230,131,933		223,786,380	235,525,226

Adjusted EBITDA is a non-GAAP term. See page 6 of this addendum for the reconciliation of Adjusted EBITDA to net income attributable to Charter shareholders as defined by GAAP.

All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

NM - Not meaningful

Addendum to Charter Communications, Inc. Fourth Quarter 2019 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	December 31,
	2019	2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,483	$551
Accounts receivable, net	2,227	1,733
Prepaid expenses and other current assets	761	446
Total current assets	6,471	2,730

RESTRICTED CASH	66	214

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	34,591	35,126
Customer relationships, net	7,453	9,565
Franchises	67,322	67,319
Goodwill	29,554	29,554
Total investment in cable properties, net	138,920	141,564

OPERATING LEASE RIGHT-OF-USE ASSETS	1,092	—
OTHER NONCURRENT ASSETS	1,639	1,622

Total assets	$148,188	$146,130

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$8,671	$8,805
Operating lease liabilities	214	—
Current portion of long-term debt	3,500	3,290
Total current liabilities	12,385	12,095

LONG-TERM DEBT	75,578	69,537
DEFERRED INCOME TAXES	17,711	17,389
LONG-TERM OPERATING LEASE LIABILITIES	979	—
OTHER LONG-TERM LIABILITIES	2,724	2,837

SHAREHOLDERS' EQUITY:
Controlling interest	31,445	36,285
Noncontrolling interests	7,366	7,987
Total shareholders' equity	38,811	44,272

Total liabilities and shareholders' equity	$148,188	$146,130

Addendum to Charter Communications, Inc. Fourth Quarter 2019 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$822	$360	$1,992	$1,506
Adjustments to reconcile consolidated net income to net cash flows from operating activities:
Depreciation and amortization	2,461	2,534	9,926	10,318
Stock compensation expense	77	72	315	285
Accelerated vesting of equity awards	—	—	—	5
Noncash interest income, net	(17)	(65)	(106)	(307)
Other pension (benefits) costs, net	96	55	69	(192)
Loss on extinguishment of debt	25	—	25	—
(Gain) loss on financial instruments, net	(62)	110	54	110
Deferred income taxes	87	(27)	320	110
Other, net	10	94	158	175
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	59	3	(505)	(98)
Prepaid expenses and other assets	(172)	(123)	(397)	(270)
Accounts payable, accrued liabilities and other	(28)	155	(103)	125
Net cash flows from operating activities	3,358	3,168	11,748	11,767

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(2,282)	(2,433)	(7,195)	(9,125)
Change in accrued expenses related to capital expenditures	504	150	55	(470)
Real estate investments through variable interest entities	(23)	(6)	(148)	(21)
Other, net	(53)	(17)	(43)	(120)
Net cash flows from investing activities	(1,854)	(2,306)	(7,331)	(9,736)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	6,528	2,268	19,685	13,820
Repayments of long-term debt	(2,423)	(1,805)	(13,309)	(10,769)
Payments for debt issuance costs	(55)	—	(103)	(29)
Purchase of treasury stock	(2,305)	(1,185)	(6,873)	(4,399)
Proceeds from exercise of stock options	12	13	118	69
Purchase of noncontrolling interest	(292)	(183)	(885)	(656)
Distributions to noncontrolling interest	(38)	(39)	(154)	(153)
Borrowings for real estate investments through variable interest entities	—	172	—	342
Distributions to variable interest entities noncontrolling interest	—	—	—	(107)
Other, net	21	2	(112)	(5)
Net cash flows from financing activities	1,448	(757)	(1,633)	(1,887)

NET INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	2,952	105	2,784	144
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, beginning of period	597	660	765	621
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, end of period	$3,549	$765	$3,549	$765

CASH PAID FOR INTEREST	$898	$945	$3,963	$3,865
CASH PAID FOR TAXES	$16	$18	$71	$45

Addendum to Charter Communications, Inc. Fourth Quarter 2019 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS
(in thousands, except per customer and penetration data)

	Approximate as of
	December 31, 2019 (a)	September 30, 2019 (a)	December 31, 2018 (a)
Footprint (b)
Estimated Passings	52,154	51,940	51,185

Penetration Statistics (c)
Total Customer Relationship Penetration of Estimated Passings	56.1%	55.8%	54.9%

Customer Relationships (d)
Residential	27,277	27,037	26,270
Small and Medium Business	1,958	1,930	1,833
Total Customer Relationships	29,235	28,967	28,103

Quarterly Net Additions (Losses)
Residential	240	282	207
Small and Medium Business	28	28	41
Total Customer Relationships	268	310	248

Residential
Primary Service Units ("PSUs")
Video	15,620	15,725	16,104
Internet	24,908	24,595	23,625
Voice	9,443	9,595	10,135

Quarterly Net Additions (Losses)
Video	(105)	(77)	(36)
Internet	313	351	289
Voice	(152)	(213)	(83)

Single Play (e)	11,741	11,557	10,928
Double Play (e)	8,377	8,088	7,097
Triple Play (e)	7,159	7,392	8,245

Single Play Penetration (f)	43.0%	42.7%	41.6%
Double Play Penetration (f)	30.7%	29.9%	27.0%
Triple Play Penetration (f)	26.2%	27.3%	31.4%

% Residential Non-Video Customer Relationships	42.7%	41.8%	38.7%

Monthly Residential Revenue per Residential Customer (g)	$113.79	$112.00	$111.78

Small and Medium Business
PSUs
Video	524	520	502
Internet	1,756	1,730	1,634
Voice	1,144	1,120	1,051

Quarterly Net Additions (Losses)
Video	4	2	14
Internet	26	29	40
Voice	24	23	27

Monthly Small and Medium Business Revenue per Customer (h)	$169.06	$169.44	$170.62

Mobile Lines
Residential and Small and Medium Business Mobile Lines	1,082	794	134
Net Additions (Losses)	288	276	113

Enterprise PSUs (i)
Enterprise PSUs	267	264	248
Net Additions (Losses)	3	6	5

Addendum to Charter Communications, Inc. Fourth Quarter 2019 Earnings Release

(a)
We calculate the aging of customer accounts based on the monthly billing cycle for each account. On that basis, at December 31, 2019, September 30, 2019 and December 31, 2018, customers included approximately 154,200, 148,000 and 217,600 customers, respectively, whose accounts were over 60 days past due, approximately 13,500, 16,400 and 24,000 customers, respectively, whose accounts were over 90 days past due and approximately 10,000, 14,100 and 19,200 customers, respectively, whose accounts were over 120 days past due.

(b)
Passings represent our estimate of the number of units, such as single family homes, apartment and condominium units and small and medium business and enterprise sites passed by our cable distribution network in the areas where we offer the service indicated. These estimates are based upon the information available at this time and are updated for all periods presented when new information becomes available. Passings in prior periods have been updated to reflect standardization of definitions and presentation among legacy companies.

(c)	Penetration represents residential and small and medium business customers as a percentage of estimated passings. Penetration excludes mobile-only customers.

(d)
Customer relationships include the number of customers that receive one or more levels of service, encompassing video, Internet and voice services, without regard to which service(s) such customers receive. Customers who reside in residential multiple dwelling units ("MDUs") and that are billed under bulk contracts are counted based on the number of billed units within each bulk MDU. Total customer relationships exclude enterprise and mobile-only customer relationships.

(e)	Single play, double play and triple play customers represent customers that subscribe to one, two or three of our cable service offerings, respectively, excluding mobile.

(f)
Single play, double play and triple play penetration represents the number of residential single play, double play and triple play cable customers, respectively, as a percentage of residential customer relationships, excluding mobile.

(g)
Monthly residential revenue per residential customer is calculated as total residential video, Internet and voice quarterly revenue divided by three divided by average residential customer relationships during the respective quarter. Monthly residential revenue per residential customers excludes mobile revenue and customers.

(h)
Monthly small and medium business revenue per small and medium business customer is calculated as total small and medium business quarterly revenue divided by three divided by average small and medium business customer relationships during the respective quarter. Monthly small and medium business revenue per small and medium customer excludes mobile revenue and customers.

(i)	Enterprise PSUs represents the aggregate number of fiber service offerings counting each separate service offering at each customer location as an individual PSU.

Addendum to Charter Communications, Inc. Fourth Quarter 2019 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net income attributable to Charter shareholders	$714	$296	$1,668	$1,230
Plus: Net income attributable to noncontrolling interest	108	64	324	276
Interest expense, net	964	910	3,797	3,540
Income tax expense	110	2	439	180
Depreciation and amortization	2,461	2,534	9,926	10,318
Stock compensation expense	77	72	315	285
Loss on extinguishment of debt	25	—	25	—
(Gain) loss on financial instruments, net	(62)	110	54	110
Other pension (benefits) costs, net	96	55	69	(192)
Other, net	36	121	238	312
Adjusted EBITDA (a)	4,529	4,164	16,855	16,059
Less: Mobile revenue	(236)	(89)	(726)	(106)
Plus: Mobile costs and expenses	372	211	1,246	346
Cable Adjusted EBITDA	$4,665	$4,286	$17,375	$16,299

Net cash flows from operating activities	$3,358	$3,168	$11,748	$11,767
Less: Purchases of property, plant and equipment	(2,282)	(2,433)	(7,195)	(9,125)
Change in accrued expenses related to capital expenditures	504	150	55	(470)
Free cash flow	1,580	885	4,608	2,172
Plus: Mobile net cash outflows from operating activities	166	198	729	352
Purchases of mobile property, plant and equipment	151	106	432	242
Cable free cash flow	$1,897	$1,189	$5,769	$2,766

(a)	See page 1 of this addendum for detail of the components included within Adjusted EBITDA.

The above schedule is presented in order to reconcile Adjusted EBITDA, cable Adjusted EBITDA, free cash flow and cable free cash flow, non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

Addendum to Charter Communications, Inc. Fourth Quarter 2019 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CAPITAL EXPENDITURES
(dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Customer premise equipment (a)	$543	$687	$2,070	$3,124
Scalable infrastructure (b)	599	649	1,439	2,227
Line extensions (c)	390	381	1,444	1,373
Upgrade/rebuild (d)	183	182	634	704
Support capital (e)	567	534	1,608	1,697
Total capital expenditures	2,282	2,433	7,195	9,125
Less: Mobile capital expenditures	(151)	(106)	(432)	(242)
Cable capital expenditures	$2,131	$2,327	$6,763	$8,883

Capital expenditures included in total related to:
Commercial services	$358	$379	$1,314	$1,313
All-digital transition	$—	$28	$—	$344

(a)
Customer premise equipment includes costs incurred at the customer residence to secure new customers and revenue generating units, including customer installation costs and customer premise equipment (e.g., set-top boxes and cable modems).

(b)
Scalable infrastructure includes costs, not related to customer premise equipment, to secure growth of new customers and revenue generating units, or provide service enhancements (e.g., headend equipment).

(c)	Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).

(d)	Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.

(e)
Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

Addendum to Charter Communications, Inc. Fourth Quarter 2019 Earnings Release